SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.         )

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EQ ADVISORS TRUST

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 23, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about an additional investment sub-adviser to the Active Allocated Portion of EQ/International Core PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement took place on December 1, 2008. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104 or by calling 1-877-222-2144.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust (“Board”) held on September 10-11, 2008, the Board, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposals to add Hirayama Investments, LLC (“Hirayama” or “Adviser”) as an additional sub-adviser to the Portfolio. The current sub-advisers to the Portfolio are SSgA Funds Management, Inc. and Wentworth Hauser & Violich, Inc. (“Wentworth”), an affiliate of Hirayama. AXA Equitable recommended adding Hirayama in order to attempt to secure the continuity of investment services and portfolio management currently available to the Portfolio. While both Wentworth and Hirayama will provide advisory services to the Portfolio, Hirayama will provide day-to-day management of the Portfolio and Wentworth will provide additional reporting, operations and client service functions. Furthermore, Richard K. Hirayama and Laura A. Stankard will continue to serve as the Portfolio Managers for the Portfolio. At the same meeting, in connection with the proposal to add Hirayama as an additional sub-adviser, the Board, and separately, the Independent Trustees, unanimously approved the Manager’s proposal to approve an Investment Advisory Agreement by and among AXA Equitable, Wentworth and Hirayama, dated December 1, 2008 (“Agreement”) with respect to the Portfolio. Wentworth has served as a sub-adviser to the Portfolio since May 25, 2007 and will continue to serve as a sub-adviser.

Factors Considered by the Board

In approving the Agreement, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by Wentworth and the Adviser, including the credentials and investment experience of its officers and employees; (2) the Adviser’s investment process, personnel and operations; (3) the performance of the Portfolio as compared to its relevant benchmarks; (4) the level of the Adviser’s proposed fee; (5) the anticipated effect of growth and size on the Portfolio’s performance and expenses where applicable; (6) Wentworth and the Adviser’s financial condition; (7) the adequacy of Wentworth and the Adviser’s compliance programs and records; (8) the “fall out” benefits to be realized by Wentworth, the Adviser and their respective affiliates (i.e., any direct or indirect benefits to be derived by Wentworth, the Adviser and their respective affiliates from their relationship with the Trust); (9) possible conflicts of interest.

The Board also noted that the investment management fees payable by the Portfolio would remain the same and that the Portfolio’s shareholders would not pay any additional advisory fees as a result of the addition of Hirayama. In considering the Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager, Wentworth and the Adviser regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser, considered the experience of the Adviser’s personnel in serving the Portfolio. The Board noted the responsibilities that the Adviser would have to the Portfolio. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolio.

The Board received performance information regarding the performance of the Adviser’s strategy. The Board considered the Portfolio’s performance information as compared to its relevant benchmark regarding the Portfolio as advised by Wentworth and was satisfied with such performance.

In evaluating the Adviser’s compensation, the Board reviewed the proposed fees under the Agreement and considered the extent to which the Agreement’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee, which will not change as a result of the appointment of the Adviser, and the Portfolio’s overall expense ratio, which also will not change as a result of the appointment of the Adviser, generally were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than the Adviser’s costs and profitability.

As part of its evaluation of the Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered the Adviser’s procedures for executing portfolio transactions for the Portfolio and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of the Adviser having responsibility for multiple accounts (including the Portfolio), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board of Trustees was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of the Adviser’s services; (2) the Portfolio was reasonably likely to benefit from the Adviser’s investment process, personnel and operations; (3) the Adviser has the resources to provide the services and to carry out its responsibilities under the Agreement; (4) the Adviser and Wentworth have an adequate compliance program; (5) Wentworth’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of the Portfolio generally was reasonable in relation to the performance of its benchmark. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Agreement with respect to the Portfolio.

Information Regarding the Agreement

The Agreement serves to appoint Wentworth and the Adviser as investment advisers to the Portfolio subject to all of the terms and conditions of the Agreement.

The Agreement provides that it will remain in effect, with respect to the Portfolio, for its initial term of one year and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable, Wentworth and the Adviser, or by AXA Equitable, Wentworth or the Adviser on at least sixty days’ written notice to the Trust and the other parties. The Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The Agreement generally provides that neither Wentworth nor the Adviser will be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by Wentworth or the Adviser with respect to the Portfolio, except that nothing in the Agreement limits Wentworth or the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by Wentworth or the Adviser to AXA Equitable or the Trust.

The terms of the Investment Advisory Agreement, dated May 1, 2007, between AXA Equitable and Wentworth (“Original Agreement”) with respect to advisory services for the Portfolio are substantially similar to the terms of the Agreement. The Original Agreement was recently renewed at a meeting of the Board of the Trust on July 8-9, 2008.

There will be no change in the management fee paid by the Portfolio to AXA Equitable and there will be no change in the investment advisory fee paid by AXA Equitable to Wentworth. For sub-advisory services to the Portfolio, Wentworth will continue to receive an advisory fee equal to 0.65% of the Active Allocated Portion’s average daily net assets up to $100 million, 0.50% of the Active Allocated Portion’s average daily net assets in excess of $100 million and up to and including $250 million and 0.40% of the Active Allocated Portion’s average daily net assets in excess of $250 million. Wentworth, in turn, will compensate Hirayama for its sub-advisory services to the Portfolio from the advisory fee received by Wentworth from AXA Equitable. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to Wentworth. During the fiscal year ended December 31, 2008, Wentworth received $2,708,591 in advisory fees.

Wentworth does not receive advisory fees for providing advisory services to comparable portfolios.

The administration fee paid by the Portfolio pursuant to its existing Mutual Fund Services Agreement with AXA Equitable will remain at the annual rate, based on average daily net assets of the Portfolio of 0.15%, plus $35,000 and an additional $35,000 for each portion of the Portfolio for which separate administrative services are provided (e.g., portions of a Portfolio allocated to separate Advisers and/or managed in a discrete style).

Information Regarding Hirayama

Hirayama is an affiliate of Wentworth Hauser and Violich, Inc., another adviser to the Active Allocated Portion of the Portfolio.

Wentworth and Hirayama, each located at 301 Battery Street, Suite 400, San Francisco, CA 94111, manage the Active Allocated Portion of the Portfolio. Wentworth has been providing investment advisory services since 1937. As of December 31, 2008, Wentworth had approximately $13.2 billion in assets under management. Hirayama will provide sub-advisory services to Wentworth with respect to all clients utilizing Wentworth’s international strategies. Wentworth, through its 100% equity ownership of WHV Holdings, LLC, is an affiliate of Hirayama, owning 25%.

Laird Norton Company, LLC, 801 Second Avenue, Suite 1600 Seattle, WA 98104, is the parent of Wentworth through its ownership of Laird Norton Investment Management, Inc., 801 Second Avenue, Suite 1600 Seattle, WA 98104.

Richard K. Hirayama and Laura A. Stankard are responsible for the day-to-day management of the Active Allocated Portion.

Richard K. Hirayama, Senior Vice President, Portfolio Manager and Security Analyst joined Wentworth in 1990 and has had portfolio management responsibilities since that time. Mr. Hirayama is also the Managing Member of Hirayama Investments, LLC and has had portfolio responsibilities since its inception in 2008.

Laura A. Stankard, Vice President, International Security Analyst and Portfolio Manager, joined Wentworth in 1998. She joined the International Equity Team as an International Security Analyst in 2001. She currently analyzes global economic sectors, industries and companies and was promoted to Portfolio Manager in 2008.

Members and principal executive officers of Hirayama include: Richard K. Hirayama, Managing Member, and Royce Roque Suba, Chief Compliance Officer. The address of each of these individuals is 301 Battery Street, Suite 400, San Francisco, CA 94111.

As an Adviser to the Portfolio, Hirayama provides the Portfolio with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/International Core PLUS Portfolio” under the heading “The Principal Risks.”

The addition of Hirayama as a sub-adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. Hirayama will attempt to achieve the Portfolio’s investment objective, i.e., to seek to achieve long-term growth of capital. Hirayama utilizes a top-down sector-oriented approach. Hirayama seeks to invest in those companies whose earnings are growing at an above average rate that have strong business models and will benefit from long-term secular trends. Hirayama utilizes a bottom-up stock selection process rooted in fundamental research and looks for companies with superior business models.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2008, the Portfolio did not trade through an affiliated broker.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of January 31, 2009. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. As of January 31, 2009, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio as of January 31, 2009:

Shareholder	Number of Shares of Portfolio/Class	Percentage of Portfolio
AXA Aggressive Allocation Portfolio	23,969,745.27/Class IA	12.75%
AXA Moderate-Plus Allocation Portfolio	87,779,934.61/Class IA	46.68%
AXA Moderate Allocation Portfolio	58,153,380.94/Class IA	30.92%

A copy of the Trust’s 2008 Annual Report is enclosed.

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